Filed Pursuant to 424(b)(3)
                                                 Registration File No. 333-66358


                           ALAMOSA HOLDINGS, INC.

                     30,649,990 SHARES OF COMMON STOCK

                                ------------

                            Supplement No. 11 to
                                 Prospectus

                                ------------

         This prospectus supplement relates to the resale by selling stockholders of up to 30,649,990 shares of our common stock that the selling stockholders acquired from us in connection with our acquisitions of companies formerly owned by them. We will not receive any of the proceeds from the sale of any of these shares by the selling stockholders.

         You should read this prospectus supplement in conjunction with the prospectus dated September 28, 2001, filed by us with the Securities and Exchange Commission, prospectus supplement no. 1, filed by us with the Securities and Exchange Commission on October 18, 2001, prospectus supplement no. 2, filed by us with the Securities and Exchange Commission on October 30, 2001, prospectus supplement no. 3, filed by us with the Securities and Exchange Commission on November 14, 2001, prospectus supplement no. 4, filed by us with the Securities and Exchange Commission on February 28, 2002, prospectus supplement no. 5, filed by us with the Securities and Exchange Commission on March 29, 2002, prospectus supplement no. 6, filed by us with the Securities and Exchange Commission on May 2, 2002, prospectus supplement no. 7, filed by us with the Securities and Exchange Commission on May 15, 2002, prospectus supplement no. 8, filed by us with the Securities and Exchange Commission on June 13, 2002, prospectus supplement no. 9, filed by us with the Securities and Exchange Commission on August 8, 2002 and prospectus supplement no. 10, filed by us with the Securities and Exchange Commission on August 15, 2002. All terms used in this prospectus supplement have the meaning assigned to them in the prospectus. Our common stock is traded on The New York Stock Exchange under the symbol "APS." On October 1, 2002, the last reported sale price of one share of our common stock was $0.33.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

         This supplement is part of the prospectus and must accompany the prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

         The date of this prospectus supplement is October 2, 2002.

 RECENT DEVELOPMENTS

         On October 1, 2002 we filed with the Securities and Exchange Commission the attached Current Report on Form 8-K.



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of Earliest Event Reported): September 26, 2002
                                                       ------------------


                            ALAMOSA HOLDINGS, INC.
                 ---------------------------------------------
              (Exact Name of Registrant as Specified in Charter)

------------------------------ -------------------------- --------------------
           Delaware                      0-32357               75-2890997
------------------------------ -------------------------- --------------------
 (State or Other Jurisdiction   (Commission File Number)    (I.R.S. Employer
       of Incorporation)                                   Identification No.)
------------------------------ -------------------------- --------------------


               5225 S. Loop 289, Lubbock, Texas            79424
           (Address of Principal Executive Offices)     (Zip Code)



      (Registrant's Telephone Number, Including Area Code) (806) 722-1100
                                                           ----------------



         (Former Name or Former Address, if Changed Since Last Report)



ITEM 5.  OTHER EVENTS

         On September 26, 2002, Alamosa Holdings, Inc. entered into the Sixth Amendment (the "Amendment") to the Amended and Restated Credit Agreement, dated as of February 14, 2001, as amended and restated as of March 30, 2001, among Alamosa Holdings, Inc., Alamosa (Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto, Export Development Corporation, as Co-Documentation Agent, First Union National Bank, as Documentation Agent, Toronto Dominion (Texas), Inc., as Syndication Agent, and Citicorp USA, Inc., as Administrative Agent and Collateral Agent. A copy of the Amendment is attached as Exhibit
10.62 and is hereby incorporated by reference herein. On September 30, 2002 Alamosa Holdings, Inc. issued the press release attached hereto as Exhibit 99.1, and the information set forth in the press release is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS.

(c)      Exhibits

         10.62 Sixth Amendment, dated as of September 26, 2002, to the Amended and Restated Credit Agreement, dated as of February 14, 2001, as amended and restated as of March 30, 2001, among Alamosa Holdings, Inc., Alamosa (Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto, Export Development Corporation, as Co-Documentation Agent, First Union National Bank, as Documentation Agent, Toronto Dominion (Texas), Inc., as Syndication Agent, and Citicorp USA, Inc., as Administrative Agent and Collateral Agent.

           99.1 Press Release Issued by Alamosa Holdings, Inc. on September 30, 2002.

                                   SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: October 1, 2002

                                            ALAMOSA HOLDINGS, INC.

                                            By /s/ Kendall W. Cowan
                                               ------------------------
                                               Name:  Kendall W. Cowan
                                               Title: Chief Financial Officer


                                 EXHIBIT INDEX


         10.62 Sixth Amendment, dated as of September 26, 2002, to the Amended and Restated Credit Agreement, dated as of February 14, 2001, as amended and restated as of March 30, 2001, among Alamosa Holdings, Inc., Alamosa (Delaware), Inc., Alamosa Holdings, LLC, the Lenders party thereto, Export Development Corporation, as Co-Documentation Agent, First Union National Bank, as Documentation Agent, Toronto Dominion (Texas), Inc., as Syndication Agent, and Citicorp USA, Inc., as Administrative Agent and Collateral Agent.


           99.1 Press Release Issued by Alamosa Holdings, Inc. on September 30, 2002.



                                                                  Exhibit 10.62

                                                                 EXECUTION COPY





                           SIXTH AMENDMENT as of September 26, 2002 (this
                  "Amendment"), to the Amended and Restated Credit Agreement, dated as of February 14, 2001, as amended and restated as of March 30, 2001, as heretofore amended (the "Credit Agreement"), among ALAMOSA HOLDINGS, INC. ("Superholdings"), ALAMOSA (DELAWARE), INC. ("Alamosa Delaware"), ALAMOSA HOLDINGS, LLC (the "Borrower" and, together with Superholdings and Alamosa Delaware, the "Alamosa Parties"), the Lenders party thereto (the "Lenders"), EXPORT DEVELOPMENT CORPORATION, as Co-Documentation Agent, FIRST UNION NATIONAL BANK, as Documentation Agent, TORONTO DOMINION (TEXAS), INC., as Syndication Agent, and CITICORP USA, INC., as Administrative Agent and Collateral Agent (the "Agent").


                  WHEREAS the Alamosa Parties have requested that certain provisions of the Credit Agreement and the Security Agreement be amended in the manner provided for in this Amendment, and the Required Lenders are willing to agree to such amendments on the terms and conditions hereinafter set forth.


                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement, as amended hereby.

                  2. Amendments to Credit Agreement. (a) The definition of "Applicable Rate" in Section 1.01 of the Credit Agreement is amended by replacing the grid therein with the following:


                                       ABR                     Eurodollar
           Leverage Ratio:           Spread                      Spread
           ---------------           ------                      ------

           Category 1
           ----------
         Initial Spread               3.25                        4.25

           Category 2
           ----------
         Greater than or
        equal to 9.0:1.0              3.00                        4.00

           Category 3
           ----------
         Greater than or
        equal to 8.0:1.0
          and less than
             9.0:1.0                  2.75                        3.75

           Category 4
           ----------
         Greater than or
        equal to 6.0:1.0
          and less than
             8.0:1.0                  2.50                        3.50

           Category 5
           ----------
         Greater than or
        equal to 5.0:1.0
          and less than
             6.0:1.0                  2.25                        3.25

           Category 6                 2.00                        3.00
           ----------                 ----                        ----
        Less than 5.0:1.0


                  (b) The definition of "Consolidated Cash Interest Expense" in Section 1.01 of the Credit Agreement is amended by revising clause (a)(i) to read in its entirety as follows:

                  "(i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations but excluding the amount of cash interest payments made in respect of the Senior Notes with funds in the interest escrow account established in accordance with Section 6.02(a)(viii) or described on Schedule 6.02) of Alamosa Delaware and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP,"

                  (c) Section 1.01 of the Credit Agreement is amended by adding the following definitions in correct alphabetical order:

                  "'Restricted Cash' means, on any date, the amount of cash and Permitted Investments of Alamosa Delaware and its Restricted Subsidiaries on such date that is restricted or subject to any Lien other than Liens arising under the Security Documents."

                  "'2002 Business Plan' means the revised business plans covering periods through 2008 of Alamosa Delaware and the Borrower distributed to the Lenders on or about September 11, 2002."

                  (d) Article II of the Credit Agreement is hereby amended by adding the following sentence at the end of Section 2.01:

         "Notwithstanding the foregoing, until such time as the Leverage Ratio is less than or equal to 5.5 to 1.0 and the Borrower has delivered consolidated financial statements pursuant to Section 5.01(a) or (b) demonstrating that such Leverage Ratio has been attained, the aggregate amount of Revolving Exposure shall not exceed $10,000,000 and the Borrower shall not be entitled to request any Revolving Borrowing or any Letter of Credit (or renewal, extension or amendment thereof) to the extent such Revolving Borrowing or Letter of Credit (or renewal, extension or amendment thereof), if made or issued, would result in the aggregate amount of Revolving Exposure being greater than $10,000,000."

                  (e) Section 2.10(c) of the Credit Agreement is hereby amended by replacing each reference to the number "270" with a reference to the number "90" and replacing the term "270-day" with the term "90-day".

                  (f) Article IV of the Credit Agreement is hereby amended by adding the following new paragraphs to Section 4.02 thereof:

                  "(d) Immediately prior to giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the aggregate amount of the cash and Permitted Investments of Alamosa Delaware and the Restricted Subsidiaries (other than Restricted Cash) shall not exceed $15,000,000.

                  (e) In the case of any Revolving Borrowing, the amount thereof shall not be greater than such amount as is reasonably necessary, after taking into account the amount of available cash and Permitted Investments on hand (other than Restricted Cash), anticipated cash receipts and the amount of cash and Permitted Investments required to comply with Section 6.12(h), to satisfy ordinary course payment obligations (other than any such obligations to be paid with Restricted Cash) of Alamosa Delaware and the Restricted Subsidiaries required to be paid during the two-week period commencing on the date of such Borrowing.

                  (f) The Administrative Agent shall have received a certificate, signed by the President, a Vice President or a Financial Officer of the Borrower and in such detail as is reasonably satisfactory to the Administrative Agent, setting forth in reasonable detail the amount of cash and Permitted Investments of Alamosa Delaware and the Restricted Subsidiaries on hand (including the amount thereof consisting of Restricted Cash) and identifying and quantifying their anticipated cash receipts and disbursements during the two-week period commencing on the date of such Borrowing (separately identifying any such disbursements to be made from Restricted Cash)."

                  (g) Section 5.01 of the Credit Agreement is amended by:

                  (w) revising clause (a)(iii) to read as follows:

                  "(iii) at the time of delivery of the financial statements set forth above for each fiscal year ended on or after December 31, 2002, (A) a narrative summary containing a detailed explanation of the financial performance of Alamosa Delaware and its Restricted Subsidiaries for such fiscal year and the fiscal quarter then ending as compared against the 2002
         Business Plan and (B) a quantitative analysis containing a detailed comparison of the financial performance of Alamosa Delaware and its Restricted Subsidiaries for such fiscal year and fiscal quarter as compared against the 2002 Business Plan, in each case in form satisfactory to the Administrative Agent;"

                  (x) revising clause (b)(ii) to read as follows:

                  "(ii) each fiscal quarter ending on or after September 30, 2002, (A) a narrative summary containing a detailed explanation of the financial performance of Alamosa Delaware and its Restricted Subsidiaries for such financial quarter as compared against the 2002 Business Plan and (B) a quantitative analysis containing a detailed comparison of the financial performance of Alamosa Delaware and its Restricted Subsidiaries for such fiscal quarter as compared against the 2002 Business Plan in each case in form satisfactory to the Administrative Agent;" and

                  (y) revising clause (c) to read as follows:

                  "(c) within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower ending on or after September 30, 2002, its internal management report as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, in the same form as delivered to management of Alamosa Delaware and the Borrower and, in any event, including a comparison of the financial performance of Alamosa Delaware and its Restricted Subsidiaries for such fiscal month against the 2002 Business Plan;" and

                  (z) further deleting the word "and" at the end of clause
         (g), redesignating existing clause (h) as clause (i) and adding a new clause (h) to read as follows:

                  "(h) not later than 15 days after the last day of each calendar month, a certificate of a Financial Officer of the Borrower in reasonable detail identifying each account at which any cash or Permitted Investments of Alamosa Delaware or any Restricted Subsidiary is maintained and certifying as to the amount of such cash and Permitted Investments in each such account as of the last day of such calendar month (separately identifying any such amounts that constitute Restricted Cash), it being understood that such certificate may be delivered electronically; and"

                  (h) Section 6.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                           "SECTION 6.04.  Investments, Loans,
         Advances, Guarantees and Acquisitions.  Alamosa
         Delaware will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire any Investment, except:

                           (a) the Merger Transactions;

                           (b) Permitted Investments;

                           (c) Investments existing on the date
                  hereof and set forth on Schedule 6.04;

                           (d) Investments by Alamosa Delaware and its
                  Restricted Subsidiaries that are Loan Parties (other than any Special Purpose Subsidiary) in Equity Interests in their respective Restricted Subsidiaries that are Loan Parties; provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in
                  Section 5.12);

                           (e) loans or advances made by Alamosa Delaware
                  to any Restricted Subsidiary that is a Loan Party and made by any Restricted Subsidiary to Alamosa Delaware or any other Restricted Subsidiary that is a Loan Party; provided that any such loans and advances made by Alamosa Delaware, the Borrower or any Subsidiary Loan Party, to the extent evidenced by a promissory note, shall be pledged pursuant to the Pledge Agreement;

                           (f) Guarantees constituting Indebtedness
                  permitted by Section 6.01; provided that no Indebtedness of Restricted Subsidiaries that are not Loan Parties shall be Guaranteed by any Loan Party;

                           (g) Investments received in connection with the
                  bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

                           (h) promissory notes and other non-cash
                  consideration received in connection with any asset sale to the extent permitted by Section 6.05;

                           (i) loans, advances or extensions of credit to
                  employees, officers and directors made in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $1,000,000;

                           (j) negotiable instruments held for collection
                  and operating lease, utility and workers' compensation, performance and other similar deposits in the ordinary course of business; and

                           (k) Investments in Hedging Agreements
                        permitted by Section 6.07."

                  (i) Section 6.08 of the Credit Agreement is hereby amended by revising clause (a)(vi) in its entirety as follows: "(vi) [intentionally deleted]".

                  (j) Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "SECTION 6.12.  Certain Financial Covenants.

                                    (a) Subscribers. Alamosa Delaware will
                  not permit the number of Subscribers on any date set forth below to be less than the number of Subscribers set forth opposite such date:

              Date                                          Minimum Subscribers
              ----                                          -------------------

         March 31, 2001                                          163,150
         June 30, 2001                                           261,700
         September 30, 2001                                      342,200
         December 31, 2001                                       427,400
         March 31, 2002                                          482,500
         June 30, 2002                                           536,000
         September 30, 2002                                      575,000
         December 31, 2002                                       610,000
         March 31, 2003                                          620,000


                                    (b) Covered Pops. Alamosa Delaware will
                  not permit the number of Covered Pops in the Service Regions on any date set forth below to be less than the Covered Pops set forth opposite such date:

              Date                                          Minimum Covered Pops
              ----                                          --------------------

         March 31, 2001                                        6,800,000
         June 30, 2001                                         9,400,000
         September 30, 2001                                    9,700,000
         December 31, 2001                                     9,800,000
         March 31, 2002                                        9,900,000
         June 30, 2002                                         9,900,000
         September 30, 2002                                    9,900,000
         December 31, 2002                                     9,900,000
         March 31, 2003                                        9,900,000


                                    (c)  Aggregate Service Revenue.  Alamosa
                  Delaware will not permit Aggregate Service Revenue for any fiscal quarter ending on any date set forth below to be less than the Aggregate Service Revenue set forth opposite such date:

                                                       Minimum Aggregate Service
               Date                                             Revenue
               ----                                             -------

         March 31, 2001                                      $30,190,000
         June 30, 2001                                       $48,000,000
         September 30, 2001                                  $70,977,000
         December 31, 2001                                   $80,428,000
         March 31, 2002                                      $83,750,000
         June 30, 2002                                       $93,363,000
         September 30, 2002                                 $103,355,000
         December 31, 2002                                  $115,224,000
         March 31, 2003                                     $120,000,000


                                    (d) Consolidated EBITDA. (i) Alamosa
                  Delaware will not permit Consolidated EBITDA losses for any fiscal quarter ending on or before June 30, 2002 to be greater than the number set forth opposite such quarter:

                                                                    Revised
                                           Maximum EBITDA        Business Plan
             Period                            Losses              Forecast
             ------                            ------              --------

January 1, 2001 through
  March 31, 2001                            $16,674,000               N/A
April 1, 2001 through
  June 30, 2001                             $14,895,000               N/A
July 1, 2001 through
  September 30, 2001                        $15,608,000         ($12,108,000)
October 1, 2001 through
  December 31, 2001                         $21,519,000         ($18,019,000)
January 1, 2002 through
  March 31, 2002                             $6,938,000          ($3,438,000)
April 1, 2002 through
  June 30, 2002                              $1,771,000           $1,729,000

         ; provided, however, that commencing with the fiscal quarter ending December 31, 2001, the Maximum EBITDA Losses amount set forth opposite any given fiscal quarter above shall be increased by an amount (to the extent such amount is greater than zero) equal to the sum of (i) an amount equal to $3,500,000 less the amount, if any, by which the actual Consolidated EBITDA losses of Alamosa Delaware for the immediately preceding fiscal quarter exceed those forecast for such immediately preceding quarter in the Revised Business Plan plus (ii) an amount (if positive) equal to $3,500,000 less the amount, if any, by which the actual Consolidated EBITDA losses of Alamosa Delaware for the fiscal quarter two quarters prior to the current fiscal quarter exceed those forecast for such previous fiscal quarter in the Revised Business Plan; provided, further, however, that the maximum amount by which the Maximum EBITDA Losses amount may be increased in any fiscal quarter shall not exceed $3,500,000.

         (ii) Alamosa Delaware will not permit Consolidated EBITDA for any fiscal quarter ending on or after September 30, 2002 to be less than the Minimum EBITDA number set forth opposite such period:

                                                                  Revised
                                                               Business Plan
       Period                         Minimum EBITDA             Forecast
       ------                         --------------             --------

July 1, 2002 through
  September 30, 2002                   $1,976,000              $4,311,000
October 1, 2002 through
  December 31, 2002                    $2,300,000              $2,319,000
January 1, 2003 through
  March 31, 2003                      $17,237,000


         ; provided, however, that the amount set forth opposite any given fiscal quarter above shall be decreased by an amount (to the extent such amount is greater than zero) equal to the sum of (i) an amount equal to $3,500,000 less the amount, if any, by which the Consolidated EBITDA of Alamosa Delaware forecast in the 2002 Business Plan for the immediately preceding fiscal quarter exceeds the actual Consolidated EBITDA of Alamosa Delaware for such immediately preceding quarter plus (ii) an amount (if positive) equal to $3,500,000 less the amount, if any, by which the Consolidated EBITDA of Alamosa Delaware forecast in the 2002 Business Plan for the fiscal quarter two quarters prior to the current fiscal quarter exceeds the actual Consolidated EBITDA of Alamosa Delaware for such previous fiscal quarter (or, in the case of the fiscal quarter ending June 30, 2002, the amount, if any, by which the actual Consolidated EBITDA losses of Alamosa Delaware for such quarter exceed those forecast for such quarter in the Revised Business Plan); provided, further, however, that the maximum amount by which the Minimum EBITDA amount may be decreased in any fiscal quarter shall not exceed $3,500,000.

                           (e) Senior Borrower Debt to Total Borrower
         Capital. The Borrower will not permit the ratio of Senior Borrower Debt to Total Borrower Capital as of the last day of any fiscal quarter ending (i) on or prior to June 30, 2001 to exceed 0.35 to
         1.00 and (ii) after June 30, 2001 and on or prior to March 31, 2003 to exceed 0.25 to 1.00.

                           (f) Total Indebtedness to Total Capital. Alamosa Delaware will not permit the ratio of Total Indebtedness to Total Capital as of the last day of any fiscal quarter ending on or prior to March 31, 2003 to exceed 0.77 to 1.00.

                           (g)  Capital Expenditures.  Alamosa Delaware
          will not permit the aggregate cumulative amount of Capital Expenditures of Alamosa Delaware and its Restricted Subsidiaries (excluding Capital Expenditures paid with Net Proceeds in respect of Prepayment Events described in clause (a) or (b) of the definition thereof) in respect of the period from January 1, 2001 through any date set forth below to exceed the amount set forth opposite such date:

      Period                                                Amount
      ------                                                ------

September 30, 2001                                      $141,117,000
December 31, 2001                                       $156,149,000
March 31, 2002                                          $190,349,000
June 30, 2002                                           $222,601,000
September 30, 2002                                      $227,937,000
December 31, 2002                                       $233,322,000
March 31, 2003                                          $246,508,000

                           (h) Minimum Liquidity. The Borrower will not on any date permit the aggregate amount of cash and Permitted Investments of the Borrower and the Restricted Subsidiaries (other than Restricted Cash) to be less than $10,000,000.

                           (i) Senior Leverage Ratio. Alamosa Delaware will not permit the Senior Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period:

       Period                                                Ratio
       ------                                                -----

March 31, 2003 through
  June 29, 2003                                         5.25 to 1.00
June 30, 2003 through
  September 29, 2003                                    2.75 to 1.00
September 30, 2003
  through March 30, 2004                                2.50 to 1.00
March 31, 2004 and
  thereafter                                            2.00 to 1.00

                           (j)  Leverage Ratio.  Alamosa Delaware will
         not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period:

         Period                                        Ratio
         ------                                        -----

March 31, 2003 through                             23.00 to 1.00
  June 29, 2003
June 30, 2003 through                              12.00 to 1.00
  September 29, 2003
September 30, 2003 through                         11.00 to 1.00
  December 30, 2003
December 31, 2003 through                          10.75 to 1.00
  March 30, 2004
March 31, 2004 through                              8.00 to 1.00
  June 29, 2004
June 30, 2004 through                               6.25 to 1.00
  September 29, 2004
September 30, 2004 through                          6.00 to 1.00
  December 30, 2004
December 31, 2004 through                           5.75 to 1.00
  March 30, 2005
March 31, 2005 through                              5.00 to 1.00
  June 29, 2005
June 30, 2005 through                               4.50 to 1.00
  September 29, 2005
September 30, 2005 through                          4.25 to 1.00
  December 30, 2005
December 31, 2005 and                               4.00 to 1.00
  thereafter

                           (k) Fixed Charges Ratio. Alamosa Delaware will not permit the ratio of (i) Annualized EBITDA to (ii) Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending on any date during any period set forth below to be less than the ratio set forth below opposite such period:


        Period                                      Minimum Ratio
        ------                                      -------------


April 1, 2003 through                               1.10 to 1.00
  March 31, 2004
April 1, 2004 through                               1.15 to 1.00
 June 30, 2005
July 1, 2005 through                                1.05 to 1.00
 March 31, 2006
April 1, 2006 through                               1.10 to 1.00
 December 31, 2006
January 1, 2007 and                                 1.25 to 1.00
thereafter

                           (l)  Interest Expense Coverage Ratio.
          Alamosa Delaware will not permit the ratio of (a) Annualized EBITDA to (b) Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters ending on any date during any period set forth below to be less than the ratio set forth below opposite such period:

        Period                                             Ratio
        ------                                             -----

January 1, 2003 through                                2.00 to 1.00
  March 31, 2003
April 1, 2003 through                                  2.25 to 1.00
  December 31, 2003
January 1, 2004 through                                2.00 to 1.00
  March 31, 2004
April 1, 2004 through                                  2.50 to 1.00
  June 30, 2004
July 1, 2004 through                                   2.35 to 1.00
  September 30, 2004
October 1, 2004 through                                2.40 to 1.00
  December 31, 2004
January 1, 2005 through                                2.50 to 1.00
  December 31, 2006
January 1, 2007 and                                    3.00 to 1.00
thereafter

                           (m) Pro Forma Debt Service. Alamosa Delaware will not permit the ratio of (i) Annualized EBITDA for any fiscal quarter ending on any date during any period set forth below to
         (ii) Pro Forma Debt Service as of the last day of such fiscal quarter to be less than the ratio set forth below opposite such period:

        Period                                             Ratio
        ------                                             -----

April 1, 2003 through                                  1.10 to 1.00
  June 30, 2003
July 1, 2003 through                                   1.00 to 1.00
  December 31, 2003
January 1, 2004 through                                1.20 to 1.00
  March 31, 2004
April 1, 2004 through                                  1.25 to 1.00
  December 31, 2005
January 1, 2006 and                                    1.50 to 1.00"
  thereafter

                  (k) Article VI of the Credit Agreement is further amended by adding new Sections 6.15 and 6.16 to read as follows:

                  "SECTION 6.15. Indenture Debt Payments. The Borrower and Alamosa Delaware will not permit any portion of the proceeds of Borrowings under this Agreement to be used to pay principal, interest or other amounts in respect of any Indebtedness issued under or governed by the Alamosa Delaware Indentures.

                  SECTION 6.16.  Pledge of Cash and Permitted
         Investments. The Borrower and Alamosa Delaware will not on any date permit the amount of cash and Permitted
          Investments of Alamosa Delaware and the Restricted Subsidiaries (other than Restricted Cash) which is not held in a deposit or securities account subject to an effective control agreement in favor of the Collateral Agent entered into in accordance with Section 4.14 or
          Section 4.15 of the Security Agreement to exceed
          $2,500,000."

                  3. Amendments to the Security Agreement. (a) The definition of "Excluded Asset" in Section 1.02 of the Security Agreement is amended and restated in its entirety as follows:

                  "'Excluded Asset' shall mean (a) any asset subject to a Lien permitted pursuant to Section 6.02 of the Credit Agreement to the extent the agreement creating such Lien or the Indebtedness secured by such Lien prohibits the granting of a secured Lien on such asset; provided that upon the termination of all prior Liens on any of the foregoing assets, such asset shall cease to be an Excluded Asset and (b) the custody account that is pledged to Wells Fargo Bank Minnesota, N.A., as collateral agent for the benefit of the holders of Alamosa Delaware's 12-8/8% Senior Discount Notes due 2010 and its 12-1/2% Senior Notes due 2011 and
         (c) the interest escrow account established in accordance with
         Section 6.02(a)(viii) of the Credit Agreement."

                  (b) Article IV of the Security Agreement is hereby amended by adding the following Section 4.14 at the end thereof:

                           "SECTION 4.14 Deposit and Securities Accounts. For each deposit account that any Grantor at any time opens or maintains, as well as any account through which any Grantor holds Permitted Investments through a financial intermediary, such Grantor shall, at the Collateral Agent's request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (a) cause the depositary bank or financial intermediary to agree to comply at any time with instructions from the Collateral Agent to such depositary bank or financial intermediary directing the disposition of funds or Permitted Investments from time to time credited to such account, without further consent of such Grantor, or (b) arrange for the Collateral Agent to become the customer of the depositary bank or financial intermediary with respect to the account, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds or assets from such account; provided, however, that the Collateral Agent's exercise of remedies under such agreements shall be limited to periods when an Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to (i) any account for which any Grantor, the depositary bank or financial intermediary and the Collateral Agent have entered into a collateral agreement specially negotiated among such Grantor, the depositary bank or financial intermediary and the Collateral Agent for the specific purpose set forth therein, (ii) the interest escrow account established in accordance with Section 6.02(a)(viii) of the Credit Agreement or described on Schedule
          6.02 of the Credit Agreement, (iii) accounts for which the Collateral Agent is the depositary and (iv) accounts holding in the aggregate less than $2,500,000".

                           4. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of the Lenders, the Collateral Agent, the Syndication Agent, the Co-Documentation Agent, the Documentation Agent or the Administrative Agent under the Credit Agreement, as amended by this Amendment, or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, as amended by this Amendment, or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Alamosa Parties to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, as amended by this Amendment, or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement set forth herein. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Amendment shall constitute a "Loan Document" for all purposes of the Credit Agreement and the other Loan Documents.

                  5. Representations and Warranties. Each of the Alamosa Parties hereby represents and warrants to the Agent and the Lenders as of the date hereof as follows:

                  (a) No Default or Event of Default has occurred and is continuing.

                  (b) The execution, delivery and performance by the Alamosa Parties of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any governmental agency) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligation of each of the Alamosa Parties, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  (c) All representations and warranties of the Alamosa Parties contained in Article III of the Credit Agreement (other than representations or warranties expressly made only on and as of the Restatement Effective Date) are true and correct in all material respects as of the date hereof.

                  6. Effectiveness. This Amendment shall become effective (the "Amendment Effective Date") only upon satisfaction of the following conditions prior to 5:00 p.m., New York time on September 27, 2002:

                  (i) the Agent shall have received counterparts hereof duly executed and delivered by the Alamosa Parties and the Required Lenders;

                  (ii) the Administrative Agent shall have received such opinions and certificates from the Alamosa Parties as it may reasonably request in form reasonably satisfactory to its counsel;

                  (iii) the Borrower shall have paid an amendment fee to each Lender that has delivered an executed counterpart of this Amendment to the Agent by the Amendment Effective Date, equal to .375% of the aggregate amount of such Lender's Term Loans, Revolving Exposure and unutilized Commitments (such payment to be made by wire transfer of immediately available funds to the Agent for the respective accounts of such Lenders); and

                  (iv) the Borrower shall have paid or reimbursed all out-of-pocket expenses of the Administrative Agent, to the extent invoiced, that are subject to payment or reimbursement pursuant to
         Section 7 of this Amendment or Section 9.03 of the Credit
         Agreement.

                  7. Expenses. The Alamosa Parties, jointly and severally, agree to reimburse the Agent for its out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Agent.

                  8. Interest Accruals. Interest and fees calculated on the basis of the "Applicable Rate" under the Credit Agreement will accrue (i) in respect of all periods prior to the Amendment Effective Date based on the Applicable Rate in effect prior to the effectiveness of this Amendment and (ii) in respect of all periods on or after the Amendment Effective Date based on the Applicable Rate as amended by this Amendment.

                  9. GOVERNING LAW; COUNTERPARTS. (a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  (b) This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


ALAMOSA HOLDINGS, INC.,

    by
         /s/ David E. Sharbutt
        --------------------------
         Name: David E. Sharbutt
        Title: Chairman and CEO


ALAMOSA (DELAWARE), INC.,

    by     /s/ David E. Sharbutt
           -----------------------
           /s/ David E. Sharbutt
          Name: David E. Sharbutt
          Title: Chairman and CEO

ALAMOSA HOLDINGS, LLC,

    by     /s/ David E. Sharbutt
           -----------------------
          /s/ David E. Sharbutt
          Name: David E. Sharbutt
          Title: President



EACH OF THE GRANTORS LISTED ON
SCHEDULE I HERETO

    by      /s/ Kendall Cowan
          -------------------------
           /s/ Kendall Cowan
          Name: Kendall Cowan
          Title: Authorized Officer


CITICORP USA, INC., individually and
as Administrative Agent,


    by     /s/ John P. Judge
          ------------------------
          /s/ John P. Judge
         Name: John P. Judge
          Title: Vice President

                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Societe Generele
                     ------------------------------------------

                                by /s/ William A. Sinsigalli
                                   --------------------------
                                  Name: William A. Sinsigalli
                                  Title: Managing Director


                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Nomura Bond and Loan Fund
                     -------------------------------------------

                                by: UFJ Trust Company of New York
                                    as Trustee
                                by: Nomura Corporate Research and
                                    Asset Management Inc.
                                    Attorney in Fact

                                by /s/ Elizabeth Maclean
                                   -----------------------
                                  Name: Elizabeth Maclean
                                  Title: Vice President

                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Clydesdale CLO 2001-1, Ltd.
                     -------------------------------------------

                                   Nomura Corporate Research and
                                   Asset Management Inc. as
                                   Collateral Manager

                                by /s/ Elizabeth Maclean
                                   -----------------------------
                                   Name: Elizabeth Maclean
                                   Title: Vice President



                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Bank of Nova Scotia
                     -------------------------------------------

                                by /s/ Stephen C. Levi
                                  ------------------------------
                                  Name: Stephen C. Levi
                                  Title: Authorized Signatory

                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Fortis Capital Corp.
                     -------------------------------------------

                          by /s/ Alan E. McLintock
                            ------------------------------------
                            Name: Alan E. McLintock
                            Title: Managing Director

                          by /s/ Anthony Ciralilo
                             -----------------------------------
                            Name: Anthony Ciralilo
                            Title: Assistant Vice President



                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution:  HarburView CLO IV, Ltd.
                      ------------------------------

                      by /s/ Lisa Chaffee
                         ---------------------------
                         Name: Lisa Chaffee
                         Title: Manager

                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Oppenheimer Senior Floating Rate Fund
                     -------------------------------------------
                                by /s/ Lisa Chaffee
                                  ------------------------------
                                  Name: Lisa Chaffee
                                  Title: Manager



                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Wachovia Bank, N.A.
                     f/k/a First Union National Bank
                     ---------------------------------


                                by /s/ Mark L. Cook
                                  ------------------------------
                                  Name: Mark L. Cook
                                  Title: Director

                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: WESTLB AG (formerly
                         Westdeutsche Landesbank Girozentrale)
                         ---------------------------------------

                                by /s/ Peter Stevenson
                                  ------------------------------
                                  Name: Peter Stevenson
                                  Title: Director

                                by /s/ David Yu
                                  ------------------------------
                                  Name: David Yu
                                  Title: Associate Director

                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Toronto Dominion (Texas), Inc.
                     -------------------------------

                                by /s/ Jano Nixon
                                  ------------------------------
                                  Name: Jano Nixon
                                  Title: Vice President

                                                              SIGNATURE PAGE to
                                                               SIXTH AMENDMENT,
                                                 dated as of September 26, 2002
                                                       to ALAMOSA HOLDINGS, LLC
                                          AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Franklin Floating Rate Trust
                     Franklin Floating Rate Master Series
                     ------------------------------------

                                by /s/ Richard D'Addario
                                   -----------------------------
                                   Name: Richard D'Addario
                                   Title: Vice President

                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: General Electric Capital Corporation
                     ------------------------------------

                                by /s/ Brian P. Ward
                                   -----------------------------
                                   Name: Brian P. Ward
                                   Title: Manager-Operations

                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: IBM Credit Corporation
                     ----------------------

                                by /s/ Thomas S. Curcio
                                   -----------------------
                                   Name: Thomas S. Curcio
                                   Title: Manager of Credit



                                                               SIGNATURE PAGE to
                                                                SIXTH AMENDMENT,
                                                  dated as of September 26, 2002
                                                        to ALAMOSA HOLDINGS, LLC
                                           AMENDED AND RESTATED CREDIT AGREEMENT






To approve the Sixth Amendment:


Name of Institution: Export Development Canada
                     -------------------------
                                by /s/ Lynda Bernst
                                   -----------------------------
                                  Name: Lynda Bernst
                                  Title: IT Portfolio Manager

                                by /s/ Robert Kelly
                                   -----------------------------
                                   Name: Robert Kelly
                                  Title: Financial Services Manager

                                                                      SCHEDULE I


-------------------------------------------------------------------------------

Texas Telecommunications, LP
Alamosa Properties, L.P.
Alamosa Wisconsin Limited
Partnership
Alamosa (Wisconsin) Properties,
LLC
Alamosa Delaware GP, LLC Alamosa Wisconsin GP, LLC Alamosa Finance, LLC Alamosa Limited, LLC Alamosa PCS, Inc.
Alamosa Holdings, LLC
Alamosa Missouri, LLC
Alamosa Missouri Properties, LLC
Washington Oregon Wireless, LLC
Washington Oregon Wireless
Properties, LLC
Washington Oregon Wireless
Licenses, LLC
Southwest PCS, L.P.
SWGP, LLC
SWLP, LLC
Southwest PCS Properties, LLC
Southwest PCS Licenses, LLC



                                                                  Exhibit 99.1

Alamosa Announces Agreement With Senior Lenders

o Provides preliminary third quarter 2002 estimates for net subscriber additions and churn

o Provides updated guidance for balance of 2002

LUBBOCK, Texas (September 30, 2002) - Alamosa Holdings, Inc. (NYSE: APS), the largest PCS Affiliate of Sprint (NYSE: FON, PCS) based on number of subscribers, today announced it has reached an agreement with its senior lending group to modify certain financial covenants in its $225 million senior secured credit facility. Alamosa is also providing preliminary third quarter estimates for net subscriber additions and customer churn and updating its guidance for the remainder of 2002.

"Given the challenging environment for subscriber growth, we felt it was necessary to work proactively with our lenders to address marketplace concerns about compliance with covenants under our senior secured credit facility," said David E. Sharbutt, Chairman & Chief Executive Officer of Alamosa Holdings, Inc. "We are extremely pleased with the total support of our senior lending group. This agreement should alleviate investor concern over future covenant issues for Alamosa. It also provides good operating flexibility as we execute our business plan and focus on achieving our next important milestone of positive free cash flow in 2003."

The new agreement modifies certain covenants, including the minimum subscriber covenant for September 30, 2002 and December 31, 2002, which were revised to 575,000 and 610,000 respectively. The agreement also modifies other covenants for the year ending December 31, 2003 and increases the interest rate paid by 25 basis points. For amendment details, see the Company's Form 8-K to be filed with the Securities and Exchange Commission, which will include the text of the amendment as an exhibit.

Alamosa also announced that it estimates net subscriber additions for third quarter will be approximately 19,000 with customer churn estimated to be approximately 3.7 percent. "We are pleased to have delivered third quarter net subscriber additions, bringing our subscriber base to approximately 590,000. We are working very hard to get our churn down to manageable levels and returning to a more normal rate of net subscriber additions," said Mr. Sharbutt.

Alamosa also is providing the following updated 2002 full year guidance:

o Ending subscribers in the range of 610,000 to 620,000, a reduction from previous guidance of 693,000 to 713,000 subscribers.
o Customer churn decreasing in the fourth quarter.
o Full-year EBITDA within the range of $10 to $20 million.
o ARPU to remain stable.
o Capital expenditures of $75 million.

Alamosa continues to expect to be over funded in excess of $50 million at the point of becoming free cash flow positive in 2003.

About Alamosa

Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under Sprint's PCS division throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of 15.8 million residents.

About Sprint

Sprint operates the nation's largest all-digital, all-PCS wireless network, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled Phones and devices. For more information on products and services, visit www.sprint.com/mr. Sprint PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 75,000 employees worldwide and $26 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the art network technologies.

Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint PCS; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets; failure to consummate anticipated acquisitions and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2001 and in subsequent filings with the Securities and Exchange Commission.